Exhibit 1
Pricing Agreement, dated as of September 28, 2009, between the Republic of Italy and the
Underwriters named therein, relating to the Republic’s US$2,500,000,000 2.125% Notes due
October 5, 2012

PRICING AGREEMENT
Dated as of
September 28, 2009
Merrill Lynch International
Morgan Stanley & Co. International plc
UBS Limited
     (as Representatives of the several Underwriters
     named in Schedule I hereto)
c/o UBS Limited
1 Finsbury Avenue
London EC2M 2PP
England
Dear Sirs:
US$2,500,000,000 2.125% Global Notes due October 5, 2012
The Republic of Italy (“Italy”) proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated September 16, 1993 (the “Underwriting Agreement”), between Italy on the one hand and the parties thereto on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the Securities specified in Schedule II hereto (the “Designated Securities”). Subject to the amendments to the Underwriting Agreement set forth below, each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of September 25, 2009 in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities that are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to Merrill Lynch International, Morgan Stanley & Co. International plc and UBS Limited.
The offering of the Designated Securities will be jointly lead-managed by Merrill Lynch International, Morgan Stanley & Co. International plc and UBS Limited. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of each of the Underwriters of the Designated Securities pursuant to Section 12 of the Underwriting Agreement and the addresses of the Representatives are set forth on Schedule II hereto.
     An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.
     Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, Italy agrees to issue and sell to each of the Underwriters, and the Underwriters agree, jointly and severally, to purchase from Italy, at the time and place and at the purchase price to the Underwriter set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriters in Schedule I hereto. The Underwriters agree to comply with the selling restrictions contained in Schedule II hereto.
     By signing this Pricing Agreement it is agreed that the Underwriting Agreement be and is hereby amended by: (i) substituting all references in the Underwriting Agreement to the obligations of the Underwriters being “several” or “several and not joint” with an obligation on the part of the Underwriters to purchase the Designated Securities on a joint and several basis as provided above; (ii) deleting Section 9 in its entirety; (iii) substituting the reference to “Sullivan & Cromwell” in section 7(b) with a reference to “Skadden, Arps, Slate, Meagher & Flom (UK) LLP”; (iv) inserting the phrase “, any Issuer Free Writing Prospectus” after each reference to “the Prospectus as amended or supplemented” in Section 8(a) and 8(b) of the Underwriting Agreement; and (v) including in the definition of “Fiscal Agent”, Citibank, N.A. and including in the definition of “Fiscal Agency Agreement,” the Fiscal Agency Agreement, dated as of May 15, 2003, between Italy and Citibank, N.A., as fiscal agent.
     Italy represents and agrees that (i) unless it obtains the prior written consent of the Representatives, and each Underwriter represents and agrees that, except for the Term Sheet the form of which is set forth in Schedule III hereto (the “Term Sheet”), it has not made and will not make any offer relating to the Designated Securities that would constitute an “issuer free writing prospectus”, as defined in Rule 433 (an “Issuer Free Writing Prospectus”) under the Act, or that would otherwise constitute a “free writing prospectus” as defined in Rule 405 under the Act required to be filed with the Commission; (ii) it will treat the Term Sheet as an Issuer Free Writing Prospectus and will comply with the requirements of Rule 433 with respect thereto, including timely filing with the Commission where required, legending and record keeping; (iii) the Term Sheet, when taken together with the Prospectus, as of the time of filing with the Commission of Italy’s Form 18-K/A Amendment No. 2 on September 25, 2009 (together, the “Disclosure Package”), and as of the Execution Time, as defined below, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; (iv) the Term Sheet does not include any information that conflicts with the information contained in the Registration Statement, including any document incorporated therein and any prospectus supplement deemed to be a part thereof that has not been superseded or modified; and (v) at no time since the filing of the Registration Statement has Italy been, and at no time from the date and time of execution of this Pricing Agreement (the “Execution Time”) through the Time of Delivery will Italy be an “Ineligible Issuer” within the meaning of Rule 405 under the Act. The preceding clause (iii) does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to Italy by any Underwriter through the Representatives specifically for use therein.
     In connection with this issue of Designated Securities, UBS Limited (the “Stabilizing Manager”) (or any duly appointed person acting for the Stabilizing Manager) may over-allot Designated Securities or effect transactions with a view to supporting the market price of the Designated Securities at a level higher than that which might otherwise prevail for a limited period. However, there is no obligation on the Stabilizing Manager (or any agent of the Stabilizing Manager) to do this. Such stabilizing, if commenced, may be discontinued at any time and must be brought to an end after a limited period. Such stabilizing shall be conducted in accordance with all applicable laws and rules. Any loss or profit sustained as a consequence of any such over-allotment or stabilizing shall be for the account of the Stabilizing Manager. The Underwriters acknowledge that Italy has not authorized the creation and issue of Designated Securities in excess of $2,500,000,000 in aggregate principal amount. Any stabilization action or over-allotment must be conducted by the Stabilizing Manager (or person(s) acting on behalf of any Stabilizing Manager) in accordance with all applicable laws and rules.
     If the foregoing is in accordance with your understanding, please sign and return to us six counterparts hereof, and upon acceptance hereof by you, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and Italy. It is understood that your acceptance of this letter is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to Italy for examination upon request.

Very truly yours,

REPUBLIC OF ITALY
By:	/s/ Maria Cannata
D.ssa Maria Cannata
Director General — Treasury Department — Direction II Ministry of Economy and Finance

Accepted as of the date hereof.
MERRILL LYNCH INTERNATIONAL
MORGAN STANLEY & CO. INTERNATIONAL PLC
UBS LIMITED
As Representatives of the Underwriters
named in Schedule I hereto.

By:	/s/ Manjit Marhia, /s/ Robert Clark
Name:
Attorney-in-fact

SCHEDULE I

	Principal Amount of
	Designated Securities
Underwriter	to be purchased

Merrill Lynch International		762,500,000
Morgan Stanley & Co. International plc		762,500,000
UBS Limited		775,000,000
Barclays Bank PLC		25,000,000
BNP Paribas		25,000,000
Citigroup Global Markets Limited		25,000,000
Credit Suisse Securities (Europe) Limited		25,000,000
Deutsche Bank AG, London Branch		25,000,000
Goldman Sachs International		25,000,000
HSBC Bank plc		25,000,000
J.P. Morgan Securities Ltd.		25,000,000

Total	US$	2,500,000,000

SCHEDULE II
Title of Designated Securities:
$2,500,000,000 2.125% Global Notes due October 5, 2012 (the “Securities”).
Aggregate principal amount:
US$2,500,000,000
Price to Public:
99.853% of the principal amount of the Securities.
Purchase Price by Underwriters:
99.753% of the principal amount of the Securities.
Underwriting commission:
0.1% of the principal amount of the Securities.
Specified funds for payment of purchase price:
Book-entry transfer in immediately available funds.
Fiscal Agency Agreement:
Fiscal Agency Agreement, dated as of May 15, 2003, between Italy and Citibank, N.A., as Fiscal Agent.
Maturity Date:
October 5, 2012, at par.
Interest Rate:
The Securities will bear interest at the rate of 2.125% per annum payable semi-annually in arrear in two equal payments.
Collective Action Clauses:
The Fiscal Agency Agreement and the Securities include collective action clauses.
Interest Payment Dates:
April 5 and October 5 of each year, commencing April 5, 2010 (each an “Interest Payment Date”), with interest accruing from October 5, 2009, provided such day is a Banking Day. If any Interest Payment Date is not a Banking Day, payment shall be made on the immediately succeeding Banking Day without any interest or other payment as a result of the delay. Interest will be paid to the persons in whose names the Securities are registered at the close of business on the preceding March 21 and September 20 as the case may be (the “Record Date”). “Banking Day” means any day that is a day on which banking institutions in The City of New York are not generally authorized or obligated by law, regulation or executive order to close. Interest will be calculated on the basis of a 360-year of twelve 30-day months.
Redemption:
The Notes will not be redeemable prior to October 5, 2012.

Sinking Fund Provisions:
None.
Time of Delivery:
2:00 P.M., London time, on October 5, 2009 or as otherwise agreed by Italy and the Underwriters (the “Closing Date”).
Closing Location:
Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street
Canary Wharf
London E14 5DS
England
Names and addresses for Notices, etc.:
Merrill Lynch International
Merrill Lynch Financial Centre
2 King Edward Street
London EC1A 1HQ
England
Attention: Syndicate Desk
Telephone: +44 (0)20 7995 3966
Facsimile: +44 (0)20 7995 2968
Email: alison_bennett@ml.com
Morgan Stanley & Co. International plc
25 Cabot Square
Canary Wharf
London E14 4QA
England
Attention: Head of Transaction Management Group, Global Capital Markets
Tel: +44 (0) 20 7677 7799
Fax: +44 (0) 20 7056 4984
Email:tmglondon@morganstanley.com
UBS Limited
100 Liverpool Street
London EC2M 2RH
England
Attention: Fixed Income Syndicate
Tel: + 44 (0) 20 7567 2479
Fax: + 44 (0) 20 7568 3349
Selling Restrictions:

(a)	Designated Securities to be sold within the United States in circumstances under which Securities Act registration is required will be registered under such Act and accordingly such Act will not prohibit offers and sales in the United States or to or for the account of a U.S. person. Any such sales must be made in accordance with the provisions of the Securities Act, the Exchange Act and any applicable State Law.

(b)	Each of the Underwriters, on behalf of itself and each of its affiliates that participates in the initial distribution of the Designated Securities, has severally represented to and agreed that it and each such affiliate has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the Designated Securities in, from or otherwise involving the United Kingdom.

(c)	The Designated Securities have not and will not be registered under the Financial Instruments and Exchange Law of Japan. Each Underwriter, on behalf of itself and each of its affiliates that participates in the initial distribution of the Designated Securities, severally represents to and agrees with Italy and the other Underwriters that it and each such affiliate (i) is purchasing Designated Securities as principal and, in connection with the initial offering of the Designated Securities, has not offered or sold, and will not offer or sell, any Designated Securities, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (which term means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of and otherwise in compliance with the Financial Instruments and Exchange Law of Japan and all other applicable laws, regulations and ministerial guidelines of Japan, and (ii) will cause any securities dealer to whom it sells Designated Securities to agree that it is purchasing such Designated Securities as principal and that it has not offered or sold, and will not offer or sell, any Designated Securities, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except as aforesaid).

(d)	The Designated Securities may not be offered, sold or delivered and neither the Prospectus, the Prospectus Supplement nor any other document relating to the Designated Securities may be distributed or made available in Italy except by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of September 1, 1993, Legislative Decree No. 58 of February 24, 1998, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws and regulations.

(e)	Each Underwriter, on behalf of itself and each of its affiliates that participates in the initial distribution of the Designated Securities, severally represents to and agrees with Italy and the other Underwriters that it and each such affiliate will not offer, sell or deliver any of the Designated Securities, directly or indirectly, or distribute the Prospectus and Prospectus Supplement or any other offering material relating to the Designated Securities in or from any jurisdiction except under circumstances that to the best knowledge and belief of such Underwriter or affiliate (as applicable) will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on Italy except as set forth in the Underwriting Agreement.

(f)	Except for the qualification of the Designated Securities for offer and sale and the determination of their eligibility for investment under the applicable securities laws of such jurisdictions as the Underwriters may designate pursuant to the Underwriting Agreement, each Underwriter severally agrees with Italy and the other Underwriters that it and its respective affiliates will obtain any consent, approval or authorization required by them for the subscription, offer or sale by them of any of the Designated Securities under the laws and regulations in force in any jurisdiction outside the United States to which they are subject or in or from which they make such subscription, offer or sale of any of the Designated Securities.

(g)	The Designated Securities being offered or sold in The Netherlands shall be offered and sold under the exemption pursuant to Article 53(1)(a) of the Exemption Regulation (Vrijstellingsregeling Wet Wft).
Listing:
     Application has been made to list the Securities on the Luxembourg Stock Exchange and EuroMOT (Mercato Telematico Eurobbligazioni).
Notification of U.S. Sales:
     The Underwriters and Italy agree, within seven business days following the closing of the transaction contemplated hereby, to report by email or facsimile to Skadden, Arps, Slate, Meagher & Flom (UK) LLP (facsimile +44 20 7519 7070, attention Richard A. Ely/Matteo Castelli) the aggregate principal amount of Designated Securities sold by such Underwriters in the United States as part of their primary distribution.

SCHEDULE III
FINAL PRICING ANNOUNCEMENT
Registration Statement No. 333-152589
Issuer:
The Republic of Italy.
Securities Offered:
$2,500,000,000 principal amount of 2.125% Notes due 2012.
Maturity Date:
October 5, 2012.
Spread to Treasury:
+68.7bp.
Treasury Yield:
1.489%.
Benchmark Treasury:
UST 1.375% due September 2012.
Redemption Basis:
At par.
Initial Price to Public:
99.853% of the principal amount of the Notes.
Purchase Price by the Underwriters:
99.753% of the principal amount of the Notes.
Underwriting Commission:
0.1% of the principal amount of the Notes.
Interest Rate:
The Notes will bear interest from October 5, 2009 at the rate of 2.125% per annum, payable on April 5, 2010 and thereafter semi-annually in arrear in two equal payments.
Interest Payment Dates:
April 5 and October 5 of each year commencing April 5, 2010, unless any Interest Payment Date would otherwise fall on a day which is not a Banking Day, in which case the interest Payment Date shall be the immediately succeeding Banking Day without any interest or other payment as a result of the delay. Interest will be paid to the persons in whose names the Notes are registered at the close of business on the preceding March 21 and September 20 as the case may be (the “Record Date”). Interest will be calculated on the basis of a 360-day year of twelve 30-day months. “Banking Day” means any day that is a day on which banking institutions in The City of New York are not generally authorized or obligated by law, regulation or executive order to close.
Listing:
Application has been made to list the Notes on the Luxembourg Stock Exchange and EuroMOT (Mercato Telematico Eurobbligazioni).
Form and Settlement:
The Notes will be issued in the form of one or more global notes in fully registered form, in a minimum denomination of US$100,000 and integral multiples of US$1,000 in excess thereof, without coupons, which will be deposited on or about October 5, 2009 (the “Closing Date”) with Citibank, N.A. as custodian for, and registered in the name of Cede & Co. as nominee of, The Depository Trust Company (“DTC”). Subject to certain exceptions, beneficial interests in the global notes will be represented through accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global notes through DTC in the United States or through Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”), in Europe, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will in turn hold interests in the global notes as indirect participants in DTC. Subject to certain exceptions, owners of beneficial interests in the global notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes under the Notes or the fiscal agency agreement governing the Notes. It is expected that delivery of the Notes will be made, against payment therefore in same-day funds, on or about October 5, 2009.
Stabilization:
In connection with the offering, UBS Limited or any person acting for UBS Limited may over-allot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no obligation on UBS Limited or any of its agents, to do this. Such transactions may be effected on the Luxembourg Stock Exchange, EuroMOT (Mercato Telematico Eurobbligazioni), in the over-the-counter market or otherwise. Such stabilization, if commenced, may be discontinued at any time and must be brought to an end after a limited period. Any stabilization action or over-allotment must be conducted in accordance with all applicable laws and rules.
Withholding Tax:
Principal of and interest on the Notes are payable by Italy without withholding or deduction for Italian withholding taxes subject to certain exceptions, including withholding taxes that may be imposed pursuant to the EU Directive on the taxation of savings income.
Redemption:
The Notes will not be redeemable prior to October 5, 2012.
Collective Action Clauses:
The Notes will contain provisions regarding voting on amendments, modifications and waivers. These provisions are commonly referred to as collective action clauses. Under these provisions, Italy may amend certain key terms of the Notes, including the maturity date, interest rate and other payment terms, with the consent of the holders of 75% of the aggregate principal amount of the outstanding Notes.
Governing Law:
The Notes shall be governed by, and interpreted in accordance with, the laws of the State of New York.
Underwriting:
The Underwriters named below, acting through their representatives, Merrill Lynch International, Morgan Stanley & Co. International plc and UBS Limited, have jointly and severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement dated September 16, 1993, as amended by and adhered to by the Underwriters by means of a Pricing Agreement dated as September 28, 2009 (as amended, the “Underwriting Agreement”), to purchase from Italy the principal amount of each series of the Notes set forth opposite their name below:

	Principal Amount of
	Designated Securities
Underwriter	to be purchased

Merrill Lynch International		762,500,000
Morgan Stanley & Co. International plc		762,500,000
UBS Limited		775,000,000
Barclays Bank PLC		25,000,000
BNP Paribas		25,000,000
Citigroup Global Markets Limited		25,000,000
Credit Suisse Securities (Europe) Limited		25,000,000
Deutsche Bank AG, London Branch		25,000,000
Goldman Sachs International		25,000,000
HSBC Bank plc		25,000,000
J.P. Morgan Securities Ltd.		25,000,000

Total	US$	2,500,000,000

Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all the Notes, if any are taken.
The Underwriters propose to offer the Notes at the public offering price. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.
Italy has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933.
Certain of the Underwriters and their respective affiliates may have from time to time performed investment banking and/or commercial banking services for Italy in the ordinary course of business and may do so in the future. Citigroup Global Markets Inc. is an affiliate of Citibank, N.A., which is acting as Fiscal Agent, Paying Agent and Registrar with regard to the Notes.
***
The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at:
http://www.sec.gov/Archives/edgar/data/52782/000095012308008433/u55962svb.htm .
Alternatively, UBS Limited will arrange to send you the prospectus if you request it by calling +44 (0)20 7567 2479.
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